EXHIBIT 99.1

WEBB INTERACTIVE SERVICES, INC. REPORTS SECOND QUARTER RESULTS FOR FISCAL 2004

DENVER, CO – (Business Wire) – July 27, 2004 – Webb Interactive Services, Inc. (OTCBB:WEBB), a developer and marketer of real-time communications software and instant messaging (IM) solutions through its 43%-owned subsidiary, Jabber, Inc., today announced financial results for both Webb and Jabber, Inc. for the second quarter period, ended June 30, 2004.

As a result of a $7.2 million strategic financing transaction in March, 2003, with Intel Capital, Intel’s strategic investing arm, and France Telecom Technology Investissements, the technology investment vehicle of France Telecom, Webb’s ownership stake in Jabber, Inc. is now reflected as a minority interest of 43%. As such, Webb has ceased consolidating Jabber, Inc.’s results of operations and financial position with its own, and now reports its investment in Jabber, Inc. using the equity method of accounting. Jabber, Inc.’s results of operations and its financial position are reported separately.

For the three months ended June 30, 2004, Webb’s net loss was $759,807, or $0.03 loss per share, compared with a net loss of $890,680, or $0.04 loss per share, reported for the same three month period in 2003. For the six months ended June 30, 2004, Webb’s net loss was $1,138,905, or $0.04 loss per share, compared with a net loss of $1,991,768, or $0.09 loss per share.

Highlights from Jabber, Inc.’s fiscal performance for the three and six month periods ended June 30, 2004 were:

•	Net revenues increased 4% to $2,214,916 for the 2004 six-month period compared to net revenues of $2,131,388 for the 2003 period even though revenues in the 2nd Q ended June 30, 2004 declined from the same period a year ago;

•	For the 2004 six-month period, net losses were $1,749,085 compared to net losses of $3,645,349 reported for the 2003 period, which included a $1.6 million non-cash charge booked in connection with the March 2003 financing transaction with Webb, France Telecom and Intel Capital;

•	Closed 19 contracts during the quarter, more than half of which were with new customers and recruited a new sales and marketing team.

“Jabber, Inc.’s revenues in the second quarter were disappointing compared to last year and to this year’s expectations but the shortfall was largely due to a significant contract being delayed to Q3 and to vacancies in the sales group that were remedied in early June with the hiring of Paul Guerin as Senior Vice President of Sales and Marketing. Although the sales pipeline continues to show strength, the timing of closing and recognizing revenue from the largest among these prospective customers remains an uncertain science. As a result, Jabber, Inc. management has reduced its sales forecast for the year to approximately $6.5 to $7.0 million from $9.0 million—again, not because of a pessimistic outlook but, rather, uncertainty around the timing of closing deals,” said Bill Cullen, Webb CEO.

Added Cullen, “Jabber, Inc. has secured significant contracts from numerous blue chip companies so far this year and the prospects for more successes seem close at hand. Just recently, Jabber, Inc. announced that Arcelor, the world’s largest steel maker and EBS, the world’s largest foreign exchange broker, have embarked on significant commitments to Jabber Inc.

within the past few weeks which, all tolled, represent more than 4 million deployed seat licenses. Recent product enhancements include enterprise-class wireless clients for the BlackBerry (RIM), PocketPC, SmartPhone, Symbian, and J2ME platforms. Jabber Inc.’s forthcoming product release, codenamed Gemini, that is due out in the third quarter, represents a huge leap forward in real-time business intelligence and collaboration capabilities and holds the prospects of delivering significant competitive implications to our EIM-specific product offerings in the months to come.”

FINANCIAL SUMMARY (Unaudited)

	For The Three Months Ended June 30,		As Of and For The Six Months Ended June 30,
	2004	2003	2004	2003
Webb Interactive Services, Inc.
Loss from operations	$(182,537)	$(321,032)	$(387,261)	$(1,534,570)
Net loss	$(759,807)	$(890,680)	$(1,138,905)	$(1,991,768)
Net loss per share, basic and diluted	$(0.03)	$(0.04)	$(0.04)	$(0.09)
Weighted average shares outstanding	25,433,552	22,745,090	25,402,571	22,428,388

Jabber, Inc.
Net revenues	$601,965	$964,321	$2,214,916	$2,131,338
Loss from operations	$(1,339,663)	$(1,354,182)	$(1,748,758)	$(2,037,845)
Net loss	$(1,338,948)	$(1,351,047)	$(1,749,085)	$(3,645,349)

The Company will host a teleconference this afternoon beginning at 4:15 P.M. Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 1-877-331-9770. For those unable to participate at that time, a replay of the webcast will be available for 90 days at www.webb.meetingone/recordings8773319770webb_IR1.asx

About Jabber, Inc.

Jabber, Inc. is the developer of Jabber XCP, an XMPP-based commercial software platform for building enterprise- and carrier-grade presence-enabled services and instant messaging systems. Jabber XCP is in use by more than four million licensed users, representing hundreds of organizations worldwide. Jabber, Inc., a Network Computing Magazine “2004 Company to Watch”, counts France Telecom, Hewlett-Packard, EDS, BellSouth, Lehman Brothers, Sony Corporation, CapWIN, Netsize, AT&T, and Juniper Networks amongst its customers. Jabber, Inc.’s investors include France Telecom (NYSE:FTE - News), Intel Capital, Intel’s strategic investing arm, and Webb Interactive Services, Inc. (OTCBB:WEBB - News). Please see www.jabber.com for more information.

XMPP is a real-time communications protocol, which allows people, devices and applications to instantly communicate and exchange streaming XML data, based upon dynamic presence and availability information. The Jabber Software Foundation (JSF) estimates that there are ten million worldwide users of XMPP with more than 260,000 XMPP-based presence servers downloaded globally. The JSF also notes that its growing user base exceeds that of ICQ’s by several million.

About Webb Interactive Services, Inc.

Webb Interactive Services, located in Denver, Colorado is an investor in Jabber, Inc., a developer of the world’s most widely used open platform for extensible Instant Messaging and presence management applications. Founded by and initially financed by Webb, Jabber’s investors also include France Telecom Technology Investissements and Intel Capital. For more information on the Company, please visit http://www.webb.net.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements relating to the business outlook for Webb Interactive Services, Inc. for the year 2004: trends in industry conditions, revenues, expenses and earnings, actions to be taken with the objective of improving business efficiency, and improved sales and marketing productivity, among other factors affecting growth in sales and revenue. Statements regarding market conditions and Webb’s business outlook are based largely on our current opportunities and are subject to business risks related to the speed with which the market for our services develops and our ability to further expand the sales of existing products as well as to up-sell our existing customers. Due to our limited operating history, we have a limited ability to use our past performance as an indicator of future events.

Sales and earnings trends are also affected by many other factors including, but not limited to, general economic conditions, the availability of external financing and our pricing and technology strategies. In light of these risks, there can be no assurance that the forward-looking statements contained in this press release will be realized. The statements made in this press release represent Webb’s views as of the date of this press release, and it should not be assumed that the statements made will remain the same at some future date. Webb does not intend to update these statements and has no duty to any person to effect any such update under any circumstances.

For a further discussion of risks associated with Webb’s business, please see the discussion under the caption “Risk Factors” contained in the company’s Annual Report on Form 10-KSB for the year-ended December 31, 2003, which is on file with the Securities and Exchange Commission, the Company’s Form 10-QSB which will be filed on or around August 15, 2004, and the other reports that have been filed by Webb with the Securities and Exchange Commission and may be accessed through the Company’s website at www.webb.net.

FOR MORE INFORMATION, PLEASE CONTACT

ELITE FINANCIAL COMMUNICATIONS GROUP

Stephanie Noiseux, Vice President of Client Relations

407-585-1080 or via email at steph@efcg.net